Gratūs Funds
1,456 followers
1d •

Direct Ownership of Multifamily Real Estate

Gratūs Funds' platform empowers you to diversify your portfolio through ownership of multifamily properties. Enjoy all the benefits of real estate investment without the day-to-day management concerns.
#RealEstateInvesting #PassiveIncome
#FinancialFreedom


Direct Ownership of
Multifamily Real Estate
Gratūs Funds gives everyday investors like you the opportunity to own alternative investments with all the benefits of direct ownership and none of the hassle.

Gratûs Funds
1,456 followers
6d •

New to the @takeyourmountain podcast? Dive into a world where passion meets purpose. Hosted by Gratûs founder Jason Weimer, join us as entrepreneurs share their stories, revealing how they integrate life and business to Take Their Mountain. This podcast is your invitation to be inspired by those who've turned their dreams into impactful missions. Tune in to discover how you can Take Your Mountain, with every episode packed with inspiration and actionable insights.
#TakeYourMountain #Gratus #Entrepreneurship #PurposeDriven



Take Your Mountain Podcast
Hosted by Gratûs CEO - Jason Weimer
TYM

Gratūs Funds
1,456 followers
1w •

We highly value investor input, using it to enhance our service and communication. Thank you for being an essential part of our journey towards excellence.
#realestateinvesting #excellence #multifamily

"I chose to invest with Gratūs to diversify my portfolio and because **they manage assets with excellent transparency** on current status and future strategies."

Steve
Current Gratūs Investor

Gratūs Funds
1,456 followers
1w •

Did you know that high net worth investors and institutions invest in real estate to both reduce their risk and increase returns simultaneously. 📈
#realestateinvesting #reducerisk #diversification
#passiveincome


LET'S TALK ABOUT
RISK
GRATŪS

Gratūs Funds
1,456 followers
2w •

Designed for the everyday investor.

#multifamily #realestateinvesting #wealthbuilding
#higherpurpose

Real estate investing **WAS** for the ultra-rich. Gratus was designed for the everyday investor.

Gratūs Funds
1,456 followers
2w •

At Gratus, we're passionate about providing access to quality investment opportunities. Here's a behind-the-scenes look at our Hastings, Minnesota property, developed by our partner Enclave. Explore the details of this investment. #passiveincome #qualityinvestments #realestateinvesting #multifamily #current33


just got done in
1:11
CC

Gratūs Funds
1,456 followers
1mo •

Jim Rohn famously claimed, "You are the average of the five people you spend the most time with." In this video, Jason Weimer, CEO of Gratūs Funds, ...see more


DO YOU KNOW YOUR
FINANCIAL BLUEPRINT?
GRATŪS

Recognizing Your Financial Blueprint is A Key to Success
youtube.com



Bob Barlau • You
Create Generational Blessings
3d •

It's the most wonderful time of the year; bonus season!

Have a little fun, then put your bonus to work.

Let's talk.

#bonus #passiveinvesting #salescareers



Success in sales? ✅
Debt paid off? ✅
Maxed out 401(k)? ✅



Skip Johnson • 1st
Collaborator, Connector, and Se...
6d •

"Property looks fabulous! We are proud to be invested in it!"

That was the text I sent Josh Wilcox
from Enclave after our tour. Their team again delivered an amazing product.

Come on a quick tour with me.

Gratūs Funds was built to create access to opportunities like this. And it is a joy to see rendering to reality!



Current 33 Tour

Gratūs Funds

1K followers

1mo •

A big thank you to Jeff Johnson and the Minnesota Real Estate Journal for hosting the Minnesota Apartment Summit. It was an informative event, and Gratūs Funds was pleased to be a part of it. It's always great to see our development partners and colleagues.

Our founder, Jason Weimer, was featured on a panel, contributing to the valuable discussions on apartment investing. With over 700 participants, it was a prime opportunity for learning and engagement in the real estate sector. Lots of great topics and insight from leaders in the industry!

Looking forward to the next event where we can gain and share insights in the field of real estate investment.

#GratūsFunds #RealEstateInvestment #MinnesotaApartmentSummit #ProfessionalGrowth #IndustryInsights

